Exhibit 23.1

802 N. Washington St.
 Spokane, WA  99201

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Tech Central, Inc. for the year ended December 31, 2016 of our report dated March 8, 2017 included in its Registration Statement on Form S-1/A (No. 333-212438) dated September 16, 2016 relating to the financial statements for the one year ended December 31, 2016.

Fruci & Associates II, PLLC
Spokane, WA
March 8, 2017